Exhibit 10.5

MONSTER WORLDWIDE, INC.

622 Third Avenue, 39th Floor

New York, NY 10017

July 14, 2005

GECKO Inc.

600 International Drive

Mount Olive, NJ 07828

Attn: George R. Eisele

Re:          Working Capital Adjustment; Technology Matters

Dear George:

Reference is made to that certain Stock Purchase Agreement, dated as of May 2, 2005, by and among GECKO Inc., George R. Eisele, Daniel S. Collins and Monster Worldwide, Inc. (the “Purchase Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1.             The parties hereby agree that the Working Capital Amount (as defined in Section 2.3 of the Purchase Agreement) is $1,735,001.74, and accordingly that the amount of the Working Capital Payment (as defined in Section 2.3 of the Purchase Agreement) is $867,500.87.

2.             Reference is made to Section 8.1(e)(i) of the Purchase Agreement.  Buyer has requested that the network facilities to be provided by Seller at both Buyer’s Milwaukee, WI and Mount Olive, NJ locations include “active directory”.  It is understood and agreed that Seller shall use commercially reasonable efforts to obtain a third-party vendor to install “active directory” at both such locations.  It is further understood that the expense for such efforts (including both third-party vendor fees and hardware costs) will be borne 50% by Buyer and 50% by Seller, provided that Seller’s contribution shall be capped at $35,000.00 and Buyer shall bear 100% of any expenses that exceed $70,000.00.

If this letter accurately reflects the understanding and agreement of the parties, please evidence your agreement to the terms hereof by signing where indicated below.

Very truly yours,

MONSTER WORLDWIDE, INC.

		By:	/s/ Myron Olesnyckyj
Its: Senior Vice President

ACCEPTED AND AGREED as of
the date first written above:

GECKO INC.

By:	/s/ George Eisele
Its: CEO